                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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             FORM 4                                                                                           OMB APPROVAL
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[ ] CHECK THIS BOX IF NO LONGER                                                                     OMB Number:            3235-0287
    SUBJECT TO SECTION 16. FORM 4                                                                   Expires:      September 30, 1998
    OR FORM 5 OBLIGATIONS MAY                                                                       Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(B).                                                                 hours per response      .... 0.5
--------------------------------


1. Name and Address of Reporting Person *

Head III                    John                    C
   (Last)                   (First)                 (Middle)

1330 Avenue of the Americas
                            (Street)

New York                    New York                  10019
   (City)                   (State)                   (Zip)


2. Issuer Name and Ticker or Trading Symbol

ESG Re Limited (ESREF)


3. IRS or Social Security Number of Reporting Person (Voluntary)



4.  Statement of Month/Year

May 1998


5. If Amendment, Date or Original (Month/Year)



6.  Relationship of Reporting Person to Issuer   (Check all applicable)

         X    Director                      X   10% Owner
       -----                              -----
              Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)

       ----------------------------------------


7.    Individual or Join/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----

                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security           2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-    7. Nature
   (Instr. 3)                     Date            action        or Disposed of (D)          Securities       ship         of In-
                                                  Code          (Instr. 3, 4 and 5)         Beneficially     Form:        direct
                                  (Month/         (Instr. 8)                                Owned at         Direct       Bene-
                                  Day/         -------------  -------------------------     End of           (D)          ficial
                                  Year)                                   (A)               Month            Indirect     Owner-
                                               Code      V      Amount     or    Price      (Instr. 3        (I)          ship
                                                                          (D)               and 4)           (Instr. 4)   (Instr. 4)
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- -----------  -----------
Common shares, par value $1.00                                                  $20 1/8                                 As Trustee
per share                          5/27/98      P               10,000     A    /share       123,952          (I)       (1)
Common shares, par value $1.00                                                  $19.94                                  As Trustee
per share                          5/27/98      P                2,000     D    /share       121,952          (I)       (1)(2)
Common shares, par value $1.00
per share                                                                                      8,685          (D)
Common shares, par value $1.00                                                                                          As Trustee
per share                                                                                      3,000          (I)       (3)
Common shares, par value $1.00
per share                                                                                    427,807          (I)       (4)
Common shares, par value $1.00                                                                                          As Trustee
per share                                                                                     10,695          (I)       (5)
Common shares, par value $1.00                                                                                          As Trustee
per share                                                                                      5,348          (I)       (6)
Common shares, par value $1.00
per share                                                                                    465,241          (I)       (7)
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- -----------  -----------

                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security         2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-    7. Nature
   (Instr. 3)                   Date            action        or Disposed of (D)          Securities       ship         of In-
                                                Code          (Instr. 3, 4 and 5)         Beneficially     Form:        direct
                                (Month/         (Instr. 8)                                Owned at         Direct       Bene-
                                Day/         -------------  -------------------------     End of           (D)          ficial
                                Year)                                   (A)               Month            Indirect     Owner-
                                             Code      V      Amount     or    Price      (Instr. 3        (I)          ship
                                                                        (D)               and 4)           (Instr. 4)   (Instr. 4)
---------------------------  --------------  -------------  ----------  ---   -------  ----------------- -----------  -----------
Common shares, par value $1.00
per share                                                                                    783,155          (I)       (8)
---------------------------  --------------  -------------  ----------  ---   -------  ----------------- -----------  -----------
                                                                                                                   SEC 1474 (9-96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6.  Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-       cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-         piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)        (Month/Day/
                                            ative         Day/                                                     Year)
                                            Security      Year)     -------------  -------------------------  ----------------------
                                                                                                              Date         Expira-
                                                                    Code       V       (A)           (D)      Exer-        tion
                                                                                                              cisable      Date
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
Class A Warrants                           $20/sh                                                               12/3/97    12/3/07
Class A Warrants                           $20/sh                                                               12/17/97   12/17/07
Class A Warrants                           $20/sh                                                               12/22/97   12/22/07
Class A Warrants                           $20/sh                                                               12/3/97    12/3/07
Class A Warrants                           $20/sh                                                               12/17/97   12/17/07
Class A Warrants                           $20/sh                                                               12/22/97   12/22/07
Class B Warrants                           $20/sh(9)                                                            1/27/98    1/27/08
Class A Warrants                           $20/sh                                                               12/3/97    12/3/07
Class A Warrants                           $20/sh                                                               12/17/97   12/17/07
Class A Warrants                           $20/sh                                                               12/22/97   12/22/07
Class A Warrants                           $20/sh                                                               12/3/97    12/3/07
Class A Warrants                           $20/sh                                                               12/17/97   12/17/07
Class A Warrants                           $20/sh                                                               12/22/97   12/22/07
Class A Warrants                           $20/sh                                                               12/3/97    12/3/07
Class A Warrants                           $20/sh                                                               12/17/97   12/17/07
Class A Warrants                           $20/sh                                                               12/22/97   12/22/07
Class A Warrants                           $20/sh                                                               12/3/97    12/3/07
Class A Warrants                           $20/sh                                                               12/17/97   12/17/07
Class A Warrants                           $20/sh                                                               12/22/97   12/22/07
Class A Warrants                           $20/sh                                                               12/3/97    12/3/07
Class A Warrants                           $20/sh                                                               12/17/97   12/17/07
Class A Warrants                           $20/sh                                                               12/22/97   12/22/07
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------

7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------
 Common shares              736                               736          (D)
 Common shares               63                                63          (D)
 Common shares               86                                86          (D)
 Common shares          107,451                           107,451          (I)       (4)
 Common shares          871,427                           871,427          (I)       (4)
 Common shares          105,097                           105,097          (I)       (4)
 Common shares          276,240                           276,240          (I)       (4)
 Common shares            1,176                             1,176          (I)       As Trustee (5)
 Common shares              102                               102          (I)       As Trustee (5)
 Common shares              137                               137          (I)       As Trustee (5)
 Common shares           11,765                            11,765          (I)       As Trustee (1)
 Common shares            1,017                             1,017          (I)       As Trustee (1)
 Common shares            1,372                             1,372          (I)       As Trustee (1)
 Common shares              588                               588          (I)       As Trustee (6)
 Common shares               51                                51          (I)       As Trustee (6)
 Common shares               69                                69          (I)       As Trustee (6)
 Common shares           51,177                            51,177          (I)       (7)
 Common shares            4,422                             4,422          (I)       (7)
 Common shares            5,969                             5,969          (I)       (7)
 Common shares           86,147                            86,147          (I)       (8)
 Common shares            7,443                             7,443          (I)       (8)
 Common shares           10,048                            10,048          (I)       (8)
---------------------  ---------------  -------------  -------------  -------------  --------------

                                  Page 3 of 4

Explanation of Responses:

1.  Held by Head Company Profit Sharing Plan.
2. Shares were disposed as required by the Head Company Sharing Plan. John C Head III had no pecuniary interest in such shares.
3.  Held by trusts for the benefit of minor children of John C Head III.
4. Held by HMI Partners L.P., of which John C Head III is a General Partner of the General Partner.
5.  Held by the Head Family Foundation.
6.  Held by Head Company Pension Plan.
7. Held by Drake Holdings Limited, of which John C Head III is a partner of the general partner of a shareholder.
8. Held by ESG Partners (Bermuda) L.P., of which John C Head III is a Managing Member of the General Partner.
9.  Exercise Price of Class B Warrants decreases in future.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

           /s/ John C Head III                            June 8, 1998
-----------------------------------------------       --------------------
      **Signature of Reporting Person                         Date

               John C Head III
                                   Page 4 of 4